Exhibit 10.2
MANAGEMENT AGREEMENT
     THIS AGREEMENT is made and entered into as of the 1st day of May, 2007 by and between PROINVEST REALTY FUND, LLC, a Delaware Limited Liability Company (“Owner”) and PROINVEST REALTY ADVISORS, LLC, a Texas Limited Liability Company (“Proinvest”). Capitalized terms used herein and not defined shall have the meaning defined in the LLC Agreement (hereinafter defined).
WITNESSETH
     WHEREAS, Owner has been formed pursuant to the terms and conditions of that certain Limited Liability Company Agreement of Proinvest Realty Fund LLC (the “LLC Agreement”), dated effective May 1, 2007, by and between Proinvest and G N Olson & Company, LLC (“Olson & Co”), a Texas limited liability company, as amended and restated, to function as a publicly registered but non-traded commercial real estate investment fund, as described the Prospectus (“Prospectus”) for the Owner filed with its Registration Statement Form S-11, dated June 28, 2007, as amended, and filed with the United States Securities and Exchange Commission;
     WHEREAS, Proinvest has been elected Manager of the Owner pursuant to the LLC Agreement; and
     NOW, THEREFORE, in consideration of the mutual promises herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:
ARTICLE I.
APPOINTMENT OF PROINVEST
     Owner hereby retains Proinvest as an independent contractor for the purpose of performing the services described in this Agreement and Proinvest hereby agrees to perform the services on the terms and conditions set forth herein. Subject to such terms and conditions, Proinvest shall provide advisory, consultation and management services in accordance with this Agreement and shall formulate and implement the Business Plans (hereafter defined) for the purpose of enabling Owner to maximize the value of the assets of the Company as described in the LLC Agreement (all together, the “Assets;” any one, an “Asset”) while diligently endeavoring to minimize the risks associated therewith. Proinvest agrees to use its best efforts to manage the

Assets in accordance with this Agreement
ARTICLE II.
TERM OF AGREEMENT
     This Agreement shall continue in force until ten (10) years (the “Initial Term”) after the date hereof (the “Initial Term”) unless earlier terminated in accordance with Article XII or extended by Owner in accordance with this Article II; provided, however, that the provisions of Article X hereof shall remain in full force and effect and such termination shall not affect the obligation of Owner to pay to Proinvest any amount that is payable to Proinvest pursuant to this Agreement and which has not been paid on the date of such termination. Proinvest shall have the right, at its option, to extend the term of this Agreement for one (1) or more successive renewal terms (each, a “Renewal Term”) of one (1) year each provided that Proinvest sends written notice to Owner of such extension not later than thirty (30) days before the end of the Initial Term or the preceding Renewal Term, as the case may be, for the purpose of liquidating the Assets and terminating the business of the Owner as contemplated by Article XIII of the LLC Agreement.
ARTICLE III.
ASSETS SUBJECT TO AGREEMENT
     The Assets will be acquired, financed, developed or redeveloped and sold in accordance with the Owner’s business plan (the “Owner’s Business Plan”) and as described in the LLC Agreement and the Prospectus and in compliance with Proinvest’s Policies and Procedures Manual (the “Asset Management Manual”), dated of even date herewith, as heretofore amended and as hereafter amended from time to time with the written approval of the Owner. Each Asset shall have an “Initial Value,” based on the amount of the purchase price paid by Owner for the Asset, plus all costs of acquisition and all costs of capital improvements to the Asset provided for in the initial annual Asset Business Plan (hereafter defined) for each Asset prepared by Proinvest and approved by Owner.
     Each Asset acquisition and its initial Asset Business Plan must be approved, in writing, by the Executive Committee of the Owner, in the manner and within the time limitations set forth in the Asset Management Manual.
     Proinvest, in conjunction with the property manager and the leasing and marketing agent for each Asset, will prepare a comprehensive plan (“Asset Business Plan”) for the operation, maintenance, utilization and economic development of the Asset for the balance of calendar year of the Asset’s acquisition, submitting such Asset Business Plan, along with recommendations with respect to achieving maximum economic returns to the Owner from the Asset within thirty (30) days of the date after the contract for the acquisition of the Asset. The Asset Business Plan shall be prepared in a format detailed in the Asset Management Manual and shall include a detailed narrative description of the plan. All permanent policies or actions required pursuant to the Asset Business Plan are subject to the approval of the Executive Committee of the Owner. On or before November 15 of each calendar year during the term of this Agreement, Proinvest shall prepare and submit to the Owner for its approval an annual Asset Business Plan for each Asset for the next succeeding calendar year. Each proposed Asset Business Plan submitted following the initial Asset Business Plan shall include an explanation of and commentary on the Asset’s performance and variances from the Asset Business Plan and the Asset Budget (hereinafter defined) for the prior calendar year.
     Each Asset Business Plan shall include (a) the current status of the Asset, including its physical condition, operations, leasing and management; (b) an analysis of the market area of the Asset; (c) a financial analysis, including a statement of its current financial situation; (d) recommendations as to a rental schedule; (e) a plan for securing tenants; (f) a plan for maintaining the Asset and, if appropriate, a capital budget for rehabilitating or improving the Asset and a schedule for employees, if any; and (g) and Asset Budget.
ARTICLE IV.
PROINVEST’S DUTIES
     4.1. Scope of Proinvest’s Duties and Responsibilities. Proinvest’s duties under this Agreement shall be to provide asset management services for the Assets and to advise Owner on the manner Proinvest deems best to manage the Assets and to implement the Asset Business Plans and the Owner’s Business Plan. The Asset Business Plan is the asset-specific plan mutually approved by Owner and Proinvest for the acquisition, management and disposition of the Asset, as the same may be amended or modified from time to time, subject to the approval of Owner. Proinvest shall coordinate and manage the legal, property leasing and management, marketing and other necessary services to implement the Asset Business Plans, and Proinvest’s duties shall include, but not be limited to, the following:
          (a) Proinvest shall submit to Owner from time to time, but not less frequently than quarter-annually by the date which is fifteen (15) days after the end of each calendar quarter, proposed revisions to the Asset Business Plans for Owner’s approval whenever Proinvest or Owner reasonably determines that revisions to any Asset Business Plan would be in the best interests of the Owner;

          (b) Proinvest shall ensure the timely filing at Owner’s expense of tax certiorari petitions or other appropriate real estate tax challenges for the Assets and shall engage attorneys, at the cost of Owner (provided that the Owner shall be entitled to review all invoices), to provide legal services to Owner with respect to the Assets and the implementation of the Asset Business Plans;
          (c) Proinvest shall engage environmental consultants and other professionals, at the cost of Owner (provided that the Owner shall be entitled to review all invoices), to perform environmental and physical condition evaluations of the Assets;
          (d) Proinvest shall inspect (or cause to be inspected) the physical condition of the Assets at such intervals, not less frequently than quarterly, that Proinvest deems appropriate and Proinvest shall provide Owner with a written report of such inspections;
          (e) Proinvest shall negotiate with prospective third party purchasers for the disposition of the Assets in accordance with the Asset Business Plans;
          (f) unless otherwise required by a mortgagee or mortgagees of the Assets, Proinvest shall establish and maintain (or require the applicable property manager to establish and maintain), to the extent funds are received from the Assets or otherwise made available therefor, escrow accounts in order to ensure the timely payment of real estate taxes and insurance premiums in respect of the Assets;
          (g) consistent with prudent real property management practices and the requirements of any mortgagee or mortgagees of the Assets, Proinvest shall maintain or cause to be maintained at Owner’s cost and expense (i) a standard hazard insurance policy providing fire and extended coverage insurance in an amount equal to the full insurable value of the Assets; (ii) comprehensive general liability insurance including bodily injury, death and property damage liability in usual and customary amounts; and (iii) to the extent required (because any Asset is in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards) and available under the Flood Disaster Protection Act of 1973, as amended, a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration with an insurance carrier generally acceptable to commercial and multifamily mortgage lending institutions for properties similar to the affected Asset, in an amount representing coverage not less than the lesser of (i) the full insurable value of the affected Asset, or (iii) the maximum amount of insurance which is available under the Flood Disaster Protection Act of 1973, with each such insurance policy naming the Owner as a loss payee;
          (h) Proinvest shall assist Owner in negotiating with third party lenders for the financing or refinancing of the Assets and shall assist in concluding such financing and refinancing arrangements, subject to approval thereof by the Executive Committee of the Owner;
          (i) Proinvest shall engage third parties approved by Owner (which third parties may include Affiliates), at the cost of Owner, to provide property management services to Owner pursuant to the property management agreement approved by Owner as a part of the Asset Management Manual;
          (j) Proinvest shall evaluate the information provided to Proinvest concerning any casualty loss affecting the Assets, including whether the loss is covered by a casualty insurance policy, and shall advise and assist Owner in filing claims and settling claims in respect of such loss; and
          (k) Proinvest shall assist Owner in the negotiation and implementation of construction agreements with respect to the development, construction, or rehabilitation of any improvements in or to the Assets provided for in the Asset Business Plans.
Proinvest shall collect all revenues from the Assets and deposit the same in the Operating Account (defined below in Section 5.8) or shall assist and oversee the property manager or managers engaged pursuant to paragraph (i) of this Section 4.1 in the collection of such revenues and shall deposit or cause to be deposited such revenues in the Operating Account.
     4.2. Owner’s Budgets. Within ninety (90) days following the date of this Agreement and within 45 days prior to the beginning of each calendar year thereafter, Proinvest shall submit to the Owner, for approval by the Executive Committee of the Owner, an annual budget (the “Owner’s Budget”) for costs to be incurred pursuant to this Agreement. Proinvest shall submit to Owner from time to time, but not less frequently than quarter-annually by the date which is fifteen days after the end of each calendar quarter, proposed revisions to the Owner’s Budget for approval by the Executive Committee of the Owner whenever Proinvest determines that revisions should be made to the Owner’s Budget. In the event that an Owner’s Budget has not been approved for any year, the Owner’s Budget approved for the preceding year shall apply to the current year until an Owner’s Budget is approved for the current year, adjusted in proportion to the Initial Value of the Assets and otherwise appropriately adjusted for changes in the Assets. The Owner’s Budget shall reflect all of the costs and expenses to the Owner to be incurred under this Agreement, including the revenues, costs, and expenses of and from the Assets, as reflected in the individual budgets (any one, “Asset Budget;” all together, “Asset Budgets”) prepared by Proinvest for the approval of the Owner from time to time as required hereby pertaining to the individual Assets.
     4.3. Limitations on Proinvest’s Authority. Proinvest shall not have the authority,

without obtaining the prior written approval of the Executive Committee of the Owner, to: (i) sell or hypothecate any Asset, except as may be provided in the respective Asset Business Plan; (ii) incur any costs on behalf of Owner if the amount thereof would result in an increase in any line item of the respective approved Asset Budget by more than ten percent (10%); (iii) effectuate any transaction that is not in accordance with (or more favorable to Owner than) the respective Asset Business Plan; (iv) act on behalf of, or hold itself out as having the authority to act on behalf of, the Owner in any manner which is beyond the scope of the terms of this Agreement; or (v) take any other action with respect to any Asset if specifically prohibited in advance by Owner in writing (unless such action was required by any law, rule, regulation or order of any governmental authority, or was required, based on Proinvest’s good faith belief, to prevent imminent harm to persons or property). Subject to the foregoing limitations on the authority of Proinvest, Proinvest shall have the authority, in Owner’s name, to take all action that it determines to be in the best interests of the Owner with respect to the duties and responsibilities of Proinvest under this Agreement.
     4.4. Requests for Approval by Owner. Owner shall act promptly with respect to any written request by Proinvest for approval (which approval shall be effective only if given in writing, provided however, that if the approval requested by Proinvest in its written request is not approved or disapproved by Owner in writing within ten (10) days after Owner’s receipt of such request, the request shall be deemed approved) of any action proposed to be taken by Proinvest or any amendment to the Owner’s Budget, any Asset Budget, or the Owner’s Business Plan proposed by Proinvest. Proinvest’s requests for approval or consent by Owner under this Agreement shall in no event be unreasonably withheld, delayed, conditioned, or denied. A request by Owner for additional information or a modification shall be deemed disapproval until 10 days after the modification is made or additional information is provided.
     4.5. Standard of Performance. Proinvest shall at all times act in good faith and in the best interests of Owner with respect to the Assets and, using its best efforts, shall carry out its obligations hereunder in accordance with normal and prudent practices in the real estate asset management business. It is acknowledged, understood and agreed, that recommendations to be made by Proinvest in connection with the performance of its services under this Agreement, including without limitation, those relating to whether and how to assert claims against third parties, restructure loans or liquidate or otherwise dispose of any Asset, involve highly subjective judgments and may result in unanticipated consequences. Proinvest assumes no responsibility under this Agreement other than to render the services called for hereunder in accordance with the standard set forth above and shall not be responsible to Owner, or others, for any action of Owner in following or declining to follow any recommendation of Proinvest unless such recommendation was specifically given in writing and in giving such recommendation Proinvest was acting with gross negligence, bad faith or willful misconduct. Proinvest and its affiliates, directors, members, managers, officers, shareholders and employees shall not in any event be liable hereunder, except as set forth in this Section 4.5, and except that Proinvest shall be liable for the indemnification provided in Section 10.1.1 and for any losses resulting from Proinvest’s gross negligence or acts constituting a breach of Proinvest’s covenants or representations contained herein, bad faith or willful misconduct.
ARTICLE V.
BOOKS, RECORDS, REPORTS AND ACCOUNTS
     5.1. Books and Records. At all times during the term of this Agreement, Proinvest shall maintain at its principal place of business, or at such other location as it may reasonably designate, a complete and accurate set of files, books and records of all business activities and operations conducted by Proinvest in connection with Proinvest’s performance under this Agreement. Proinvest shall make its files, books and records available to Owner as Owner may require from time to time. On a monthly basis, Proinvest shall deliver to owner a duplicate set of all material notices, correspondence, memoranda and other records relating to the Assets or to funds received or generated by Proinvest during the prior month.
     5.2. Records Pertaining to Particular Assets. Proinvest’s records and accounts shall reflect, with respect to the Assets, all items of expense incurred by Proinvest with respect to the management of such Assets, as well as information regarding the status of such Assets, including appraisal, marketing, environmental, engineering and other information.
     5.3. Retention of Records. Unless returned to Owner, or otherwise disposed of in accordance with the written direction of Owner, for a period of not less than twelve (12) months after the date of termination or expiration of this Agreement, Proinvest shall continue to maintain all files and records pertaining to its performance under this Agreement.
     5.4 Information regarding Members. Proinvest shall maintain an alphabetical list of the names, addresses and business telephone numbers of the Members along with the number of Units held by each of them (the “Member List”) as a part of the books and records of the Owner, which shall be available for inspection by any Member or his designated representative at the principal office of the Owner during normal business hours upon the request of the Member. The Member List shall be updated at least quarterly to reflect changes in the information contained therein. Proinvest shall mail a copy of the Member List to any Member requesting the Member List within ten (10) days of the request. The copy of the Member List to be mailed to a Member shall be printed in alphabetical order, on white paper, and in readily readable type size (in no event smaller than 10-point type). A reasonable charge for copy work may be charged by Proinvest. The purposes for which a Member may request a copy of the Member List include, without limitation, matters relating to the Members’ voting rights under this Agreement and the exercise of the Members’ rights under federal proxy laws. If Proinvest neglects or refuses to exhibit, produce or mail a copy of the Member List as requested, it shall be liable to the Member requesting the list for the costs, including attorneys’ fees, incurred by that Member for compelling the production of the Member List and for actual damages suffered by the Member by reason of such refusal or neglect. It shall be a defense that the actual purpose and reason for a request for inspection of or a request for a copy of the Member List is to secure such list of Members or other information for the purpose of selling such list or copies thereof or for the purpose of using the same for a commercial purpose other than in the interest of the requesting Member relative to the affairs of the Owner. Proinvest may require any Member requesting the Member List to represent in writing that the list is not requested for a commercial purpose unrelated to such Member’s interest in the Owner.
     5.5 financial Records. Proinvest shall maintain the books of account and other records of the Owner. The books of account for financial accounting purposes shall be kept in accordance with generally accepted accounting principles. Any Managing Director shall have the right to inspect and copy such books and records at any time during normal business hours. Any Managing Director shall have the right, not more often than once per year, to designate a certified public accountant who is a senior member of a nationally recognized public accounting firm to examine or audit the financial records of the Owner, which audit shall be at the joint expense of the Owner and such Managing Director. Any Member shall have the right, not more often than once per year, to designate a certified public accountant who is a senior member of a nationally recognized public accounting firm to examine or audit the financial records of the Owner, at the expense of such Member. Each Managing Director or Member desiring to examine or audit the books or records of the Owner shall, prior to being provided access to such books or records, execute agreements and assurances acceptable to the Owner regarding all confidential information of the Owner, and regarding compliance with disclosure requirements under federal and state securities laws, including but not limited to Regulation FD promulgated by the Securities and Exchange Commission.
     5.6. Owner’s Right to Examine Books and Records. At all times during the term of this Agreement and at all times during the twelve (12) month period following the expiration or termination of this Agreement, Owner and its duly authorized agents, representatives or employees may, at such reasonable times as Owner may determine, inspect, audit, and copy any of Proinvest’s records, files, reports and related materials pertaining to the Assets and to Proinvest’s performance under this Agreement; provided, however, Owner shall not have the right to copy any proprietary information and materials of Proinvest, including without limitation the Policy and Procedures Manual and related materials licensed to Proinvest by Olson & Co .
     5.7. Reports. Proinvest shall provide the following reports and information to the

Owner:
     (a) Acquisition Reports. Until the proceeds of the Offering available for investment have been invested or committed for investment, Proinvest shall prepare and send to the Owner for transmittal to the Members a quarterly report of any Asset acquisitions within the prior quarter. Such report shall contain the following information (i) a description of the geographic location of the Asset acquired within such quarter; (ii) a statement of the Contract Purchase Price including terms of the purchase; (iii) the present or proposed use of such Asset; (vi) the terms of any material lease affecting such Asset; (v) a description of the proposed method of financing, including estimated down payment and leverage ratio; and (vi) if known to Proinvest, a statement regarding the amount of then received proceeds of the Offering (in both dollar amount and as a percentage of the total net proceeds of the Offering anticipated to be available for investment in Assets) which remain unexpended or uncommitted. Such quarterly report shall be provided by Proinvest to the Owner within fifteen (15) days after the end of each calendar quarter.
     (b) Expense Reporting. Owner is required to provide, in the notes to the Owner’s financial statements included in its annual reports on Form 10-K, a category-by-category breakdown of the general and administrative expenses incurred by the Owner for the periods covered by the annual report. This breakdown must reflect each type of general and administrative expense incurred by the Owner (e.g. investor relations, independent accountants, salaries, rent, utilities, insurance, filing fees, legal fees, etc.) and the amount charged to the Owner for each category of expense incurred. Proinvest shall cause to be prepared and shall provide to the Owner within sixty (60) days after the end of each fiscal year, a report of general and administrative expenses incurred by Proinvest by or on behalf of Owner, reflecting each type of general and administrative expense and the amount charged to the Owner for each category of expense incurred. Such reports shall include (i) a statement of services rendered by Proinvest, and (2) the amount of fees received, by category of fee, by Proinvest from Company.
     (c) Other Reports. Proinvest shall cause to be prepared and timely provided to the Owner all information within the possession of Proinvest required or necessary to enable Owner to file complete and accurate quarterly or annual reports required to be filed with appropriate federal and state regulatory and administrative bodies under then currently applicable laws, rules and regulations. Proinvest shall provide any information or assistance reasonably requested by Owner in connection with such quarterly or annual reports.
     (d) Continuing Monthly Reports. By the twentieth (20th) day of each month, Proinvest shall prepare and deliver to Owner a monthly report detailing the operations, revenues and expenses of the Assets. The Monthly Report shall include the following with respect to each Asset and with respect to all of the Assets as a portfolio, in hard copy:

Monthly Report (“Monthly Report”)
     (1)  Property Management List
•	Schedule of expenditures to be reimbursed pursuant to Article VI.

•	Manager’s Narrative Report (“Narrative Report”) on the Asset

•	Explanations Regarding Asset Budget Variances

•	Delinquency Report with Narrative

•	Detail to Accounts Receivable

•	Updated Rent Roll

•	Changes from Prior Month’s Rent Roll
     (2)  Accounting List
•	Balance Sheet

•	Summary Operating Statement

•	Detailed Operating Statement showing all receipts and disbursements and reflecting the financial condition of the Assets for the month immediately preceding.

•	A detailed explanation of variances to the Asset Budgets

•	Cash Flow Statement

•	Bank Statement Reconciliation

•	Copy of the Bank Statements

•	General Ledger Detail

•	Cash Receipts Journal

•	Cash Disbursements Journal

•	Diskette Template
     (3)  Leasing List
•	Leasing Activity Report

•	Lease Expiration Report

•	Accounts receivable breakdown showing all monies past due by tenant on an account aging basis.
     The Narrative Report provides an explanation of the activities that occurred in the previous month and should address five main areas:
•	Overall Performance of the Assets

•	Administrative Issues, Problems, and Events

•	Leasing Activities and Tenant Relations

•	Building Operations

•	Construction and Tenant Improvement Activities
     (4) Diskette Template
     In addition to the foregoing hard copy reports, Proinvest will submit summary information to the Owner on a computer diskette, formatted in Microsoft Excel or other formatted file template satisfactory to Proinvest and the Owner which will allow the Owner to download Asset Budget and general ledger account information.
     Owner shall have the right to make reasonable modifications or additions to the required Monthly Report.
     5.8. Operating Account; Deposit Account. Promptly after the date of this Agreement, the Owner and Proinvest shall establish and maintain one or more interest bearing accounts) (the “Operating Account”) in Owner’s name in Texas Capital Bank, N. A. or another bank or banks reasonably acceptable to Owner, into which Proinvest shall cause to be deposited all rents, revenues, receipts, loan payments, lease payments and all other payments, cash or income to the extent actually received by Proinvest with respect to the Assets (collectively “Income”) of any kind, type or nature which Proinvest receives and which emanate from or relate in any way to the Assets. Unless otherwise required by any mortgagee or mortgagees of the Assets, Proinvest shall set aside from such Income into escrow account(s) only the amounts reasonably estimated by Proinvest to be necessary to pay real estate taxes or insurance premiums as required under this Agreement, and any balance remaining shall be paid over to the Owner on Friday of each week by wire transfer of immediately available funds or automated clearinghouse transfer. Promptly after the date of this Agreement, the Owner and Proinvest shall establish and maintain one or more interest-bearing account(s) (the “Deposit Account”) in Owner’s name at Texas Capital Bank, N.A. or another bank or banks reasonably acceptable to Owner, into which Proinvest shall deposit all amounts collected by Proinvest relating to a Disposition. The Owner shall pay from the Deposit Account all expenses relating to the Disposition and to the extent provided in Article IX, shall pay Proinvest any fees owing in respect of such Disposition prior to withdrawing funds therefrom for its own account.
     5.9 Annual Certificates. Proinvest shall deliver to Owner within 15 days after the end of each calendar year during the term of this Agreement a certificate signed by the Chief Operating Officer and the Chief Financial Officer (if any) of Proinvest stating that this Agreement remains in full force and effect, that Owner has performed its obligations under this Agreement, and that Proinvest has performed all of its obligations under this Agreement in all material respects. Owner shall deliver to Proinvest within fifteen (15) days after the end of each calendar year during the term of this Agreement a certificate signed by the Chief Executive

Officer of the Owner stating that this Agreement remains in full force and effect, that, to his actual knowledge, Proinvest has performed its obligations under this Agreement, and that, to his actual knowledge, Owner has performed all of its obligations under this Agreement in all material respects.
ARTICLE VI.
THIRD PARTY CONTRACTS
     6.1. Third-Party Agreements. Proinvest shall advise Owner as to the necessity or desirability of entering into agreements, at Owner’s expense, with third parties (“Third Party Contracts”) to perform the duties specified in Section 4.1, and other duties Proinvest reasonably deems necessary, with respect to the Assets under this Agreement. Proinvest shall include in each Asset Budget estimated costs determined by Proinvest for Third Party Contracts as to each Asset and as to of each of the following services, and any such other services:
          (a) Legal Services;
          (b) Title Work;
          (c) Financial Investigation Services;
          (d) Commission Brokerage Services for Sales and Leasing;
          (e) Marketing Services;
          (f) Surveying Services;
          (g) Environmental Consulting Services;
          (h) Property Management Services;
          (i) Real estate tax challenge counsel, consultants or other services;
          (j) Construction Services;
          (k) Architectural, Landscape Design, and Interior Design Fees;

          (l) Engineering Fees;
          (m) Promotional and Advertising Expenses;
          (n) Common Area and Business Office Finish-Out, Furnishings, and Equipment;
          (o) Zoning Consultant Fees; and
          (p) Offsite Development Costs.
     6.2. Reimbursement of Third Party Costs. Owner shall deliver to Proinvest the amounts necessary for Proinvest to make all payments which become due and payable for the costs of the Third Party Contracts in accordance with the Asset Budget or otherwise approved by Owner provided that Owner has received from Proinvest such original invoices and/or other documentation provided by third parties as may be necessary to confirm services rendered and amounts due; such amounts shall be paid or reimbursed by Owner within thirty (30) days of Owner’s receipt of such invoices and documentation. The parties shall develop a mutually acceptable routine for payments so that there is minimal disruption of their respective operations.
ARTICLE VII.
LEGAL REPRESENTATION
     Proinvest shall be authorized on Owner’s behalf, and at Owner’s expense, consistent with the Owner’s Budget and the Owner’s Business Plan, to retain counsel to provide all legal services required under this Agreement pertaining to the Assets. Proinvest shall promptly notify the Owner of any and all litigation or claims made or threatened in writing against the Assets, the Owner or, insofar as it relates to the Assets, Proinvest, in each case to the extent Proinvest actually receives notice thereof. At the time Proinvest notifies the Owner of any such litigation or claims, Proinvest shall also indicate whether Proinvest believes such matter is covered by an insurance policy and whether notice of such matter has been given to an insurance company, and what course of action Proinvest recommends to handle the claim.
ARTICLE VIII.
PROINVEST’S COMPENSATION
     8.1. Fees and Compensation. Proinvest shall be entitled to be paid the following fees and other compensation, for so long as Proinvest shall remain the Manager and for so long as this Agreement shall remain in effect. If this Agreement is terminated, but Proinvest remains the Manager, Proinvest shall be entitled to continue to be paid the compensation set out in Section 8.1.2, but not the fees set out in Section 8.1.1. If Proinvest is removed, resigns or otherwise ceases to serve as Manager, but this Agreement remains in effect, Proinvest shall be entitled to continue to be paid the fees set out in Section 8.1.1, but not the compensation set out in Section 8.1.2.
     8.1.1. Fees. (a) Property Advisory Fee. Proinvest shall be paid a Property Advisory Fee in the amount of two percent (2%) times the gross Contract Purchase Price for each Asset and two percent (2%) times the capitalized amount of any funds used to develop, construct, rehabilitate or improve Asset. The gross Contract Purchase Price shall include the stated purchase price plus all other amounts paid by the Owner or for which the Owner is liable, including but not limited to, debt secured by the Asset. The capitalized amount shall include all amounts capitalized on the financial statements of the Owner in connection with any development, construction or improvement of an Asset, including any capitalized costs for environmental studies, inspections, zoning or re-zoning applications, structural or engineering studies and all similar costs. The Property Advisory Fee shall be paid to Proinvest promptly upon the closing and funding of the purchase of any Asset based upon the approved Asset Budget for that Asset.
          The total of all Acquisition Fees, including the Property Advisory Fees paid to Proinvest or its affiliates, shall not at any time during the duration of the Owner exceed the compensation customarily charged in arm’s-length transactions by others rendering similar services as an ongoing public activity in the same geographic location and for comparable property.
     (b) Refinancing Fee. Proinvest shall be paid a Refinancing Fee in the amount of seventy five basis points (0.75%) times the principal amount of any loan incurred to finance or refinance an Asset, excluding any loan incurred in connection with the initial acquisition of the Asset. The Refinancing Fee shall be paid to Proinvest promptly upon the closing and funding of the loan.
     (c) Disposition Fee. Proinvest shall be paid a Disposition Fee in the amount of two percent (2%) of the gross sales price or finance amount or capitalized lease amount [for any long-term lease in excess of ten years] upon any Disposition of any Asset. The Disposition Fee shall be paid to Proinvest promptly upon the closing and funding or other settlement of any Disposition. A Disposition shall mean any sale, exchange, assignment, condemnation or other governmental taking, financing or refinancing, lease financing or other long-term lease, casualty or abandonment of or transfer of rights in or assignments of rights to or any similar transaction involving all or any part of any Asset, which transaction substantially terminates the Owner’s ownership interest in the Asset. The term “Disposition” shall not include any such action by another entity in which the Owner is a participant unless (i) the Owner determines that such action constitutes a Disposition by the Owner, or (ii) such action substantially terminates the Owner’s equity interest in such other entity or substantially eliminates any remaining value in the equity interest in such other entity. The term ADisposition@ shall be construed to include all events or circumstances under which the members of the Owner might reasonably expect to receive a return of all or part of their capital contribution. The Owner shall have discretion to determine whether a particular transaction shall constitute a Disposition.
     (d) Management Fee. Proinvest shall be paid an annual Management Fee equal to the sum of (1) not more than one percent (1.0%) of the Asset Value, plus (2) not more than one-half of one percent (0.5%) of cash of the Owner held in bank accounts, money market funds or similar accounts. The Management Fee will be payable on the tenth day of each month in an amount equal to one-twelfth of the annual Management Fee, calculated as of the last day of the immediately preceding month. Accrued but unpaid Management Fees for any period shall be deferred without interest and shall be payable in subsequent periods from any funds available to the Owner after payment of all other costs and expenses of the Owner (other than the Preferential Return), including any reserves then determined by Proinvest to no longer be necessary to be retained by the Owner. If Proinvest is terminated, Proinvest shall be paid Management Fees through the date of such termination.
     (e) Construction Management and Supervision Fees. Proinvest or any of its affiliates may provide services in connection with the development or construction of Assets. The Owner shall pay Development Fees or Construction Fees to Proinvest or any of its affiliates in an amount not exceeding ten percent (10%) of the direct costs of any development or construction, excluding from such direct costs construction site personnel of the Owner or Proinvest and construction site utilities chargeable to the Owner or Proinvest. Each Development Fee or Construction Fee must be comparable to and competitive with amounts charged by third parties in the same geographic area. Each proposed Development Fee or Construction Fee must be set out in the Asset Budget for a particular Asset, whether prepared for an Asset prior or subsequent to acquisition. If construction has commenced before an Asset is acquired, the completion of the construction shall be guaranteed at the price contracted by an adequate completion bond or other arrangements.
     (f) Change in Compensation. The compensation of Proinvest may be changed from time to time by a vote of the Investor Members holding not less than sixty seven percent (67%) of all outstanding Units and of the Board of Managing Directors of the owner, as provided in the LLC Agreement.

     8.1.2 Compensation. Proinvest shall be entitled to those allocations and distributions provided to the Manager under the LLC Agreement. As provided in the LLC Agreement, the allocation to Proinvest would be an allocation of twenty-five percent (25%) of net income, after Investor Members have received allocations equal to all prior losses, the cumulative Preferential Return, and all unreturned capital contributions. As provided in the LLC Agreement, the distributions to Proinvest would include distributions of twenty-five percent (25%) of distributions after the Investor Members have received distributions equal to the cumulative Preferential Return and all unreturned capital contributions. Allocation and payment of such compensation shall in all respects be subject to the provisions of the LLC Agreement, including without limitation provisions granting the Board of Managing Directors discretion regarding allocations and distributions.
     8.2. Expense Reimbursement. (a) Reimbursement of Acquisition Expenses. Proinvest shall be reimbursed by the Owner for all Acquisition Expenses relating to Asset acquisitions by the Owner which are paid by Proinvest rather than the Owner, such as legal fees, travel expenses, title insurance premium expenses and other closing costs, in an amount not to exceed one-half percent (.5%) of the Contract Purchase Price of each Asset. Proinvest shall be reimbursed for all Acquisition Expenses related to properties that are not acquired by the Owner, in the actual amount incurred, which expenses shall be accrued as incurred and submitted for reimbursement by Proinvest to the Owner from time to time. In addition, the Owner shall bear the expenses of independent appraisers, market analysts, zoning consultants, environmental consultants, or other such persons not affiliated with Proinvest who may be engaged to evaluate potential real estate acquisitions and developments by or on behalf of the Owner.
     (b) Other Expenses to be Reimbursed by Owner. Except as provided in this Section 8.2(b), all of the Owner’s expenses shall be billed directly to and paid by the Owner. The Owner shall reimburse Proinvest and its affiliates for the actual cost to them of services, goods and materials used for or by the Owner and obtained from entities unaffiliated with Proinvest. Proinvest shall be reimbursed for the administrative services provided by Proinvest or its affiliates and necessary to the prudent operation of the Owner; provided that the reimbursement shall be at the lower of Proinvest’s actual cost or the amount the Owner would be required to pay to independent parties for comparable administrative services in the same geographic location. No payment or reimbursement will be made for services for which Proinvest is entitled to compensation by way of a separate fee under Section 8.1. Excluded from allowable reimbursements shall be: (i) rent or depreciation, utilities, capital equipment, or other administrative or overhead items of Proinvest; and (ii) salaries, fringe benefits, tax withholding amounts, and other payroll administrative items allocated to any controlling persons of Proinvest. A controlling person, for purposes of this Section 8.2(b), shall be deemed to include, but not be limited to, any person, whatever his title, who is a salaried employee of Proinvest and who performs functions for Proinvest similar to those of a chairman or member of the Board of

Directors or of executive management, including Proinvest, President, Chief Operating Officer. Vice President, Executive Vice President or Senior Vice President, Company Secretary and Treasurer. The annual report to investors shall include a breakdown of the costs reimbursed to Proinvest pursuant to this subsection. Within the scope of the annual audit of the Owner’s financial statements, the independent certified public accountant shall verify the allocation of such costs to the Owner.
     (c) Expenses to be Paid by Proinvest. Proinvest or its affiliates shall pay, at no additional cost to the Owner (i) rent or depreciation, utilities, capital equipment, or other administrative or overhead items of Proinvest; (ii) salaries, fringe benefits, tax withholding amounts, and other payroll administrative items allocated to any controlling persons of Proinvest; and (iii) all other administrative expenses which are unrelated to the business of the Owner. Proinvest or its affiliates shall pay, at no additional cost to the Owner, Organization and Offering Expenses, and other than commissions paid to broker-dealers and other underwriting compensation and any trailing fees) to the extent such expenses exceed three percent (3.0%) of the gross proceeds of the Offering.
     (d) Reimbursable Expenses to be Included in Budget. In connection with any request for reimbursement, (i) Proinvest shall have included in the Asset Budget or the Owner’s Budget an estimate of such reimbursable expenses, (ii) the reimbursement sought shall not exceed the amount estimated in the Asset Budget or the Owner’s Budget, and (iii) together with the reasonably anticipated reimbursable expenses which would be included in the same Asset Budget or Owner’s Budget line item still to be incurred, the reimbursement is not reasonably anticipated to exceed the amount estimated in the Asset Budget or the Owner’s Budget for the period covered thereby, or provided that such expenses were incurred by Proinvest because they were required, based on Proinvest’s good faith belief, to prevent imminent harm to persons or property. Except as provided for in the LLC Agreement, Proinvest’s in-house expenses shall in no event be reimbursable expenditures.
     (e) Time Reimbursement Due. Owner shall pay to Proinvest the amount of reimbursable expenses incurred by Proinvest during the preceding calendar month that are reimbursable pursuant to this Section 8.2 provided that Owner has received from Proinvest an itemized statement of such reimbursable costs; such expenses shall be paid by Owner within thirty (30) days after Owner’s receipt of such itemized statement.
ARTICLE IX.
OWNER’S DUTIES
     9.1. Designate Representative(s). On the date of this Agreement, and as necessary from time to time thereafter, Owner shall designate in writing a representative with whom Proinvest shall communicate, and provide notice as required under this Agreement, regarding all matters pertaining to the Owner and the Assets. Such representative shall have authority to act on behalf of Owner on any and all matters requiring action hereunder with regard to the Owner and the Assets.
     9.2. Furnish Asset files, Information and Cooperation with Proinvest. As of the date of this Agreement or as soon thereafter as may be practicable. Owner shall provide to Proinvest copies of all documents, correspondence, data, reports, information and items in its possession pertaining to the Owner and the Assets. Owner shall thereafter furnish Proinvest information required of Owner and otherwise provide cooperation and assistance to Proinvest, to permit the orderly performance of Proinvest’s duties under this Agreement.
     9.3. Compensate Proinvest. Owner shall timely compensate Proinvest for its services under this Agreement in accordance with the provisions of this Agreement.
ARTICLE X.
INDEMNIFICATION
     10.1. Agreement to Indemnify.
          10.1.1. Proinvest’s Indemnity. Proinvest agrees to indemnify and hold harmless the Owner and all of its officers, directors, shareholders, partners, affiliates, agents and employees (collectively, “Owner Indemnitees”) against any and all actual or alleged claims, losses, penalties, fines, forfeitures, judgments, reasonable attorneys’ fees and related litigation costs, fees and expenses and amounts paid in settlement actually and reasonably incurred in connection with any claim(s) against any Owner Indemnitee:
               (a) which result from any act or omission constituting gross negligence, bad faith or willful misconduct by Proinvest or any officer, director, shareholder, partner, agent or employee of Proinvest in connection with Proinvest’s performance under this Agreement; or
               (b) which result from any action taken by or on behalf of Proinvest relating to any Asset or to the Owner which is a breach of any of Proinvest’s covenants or representations in this Agreement.
          10.1.2. Owner’s Indemnity. Owner agrees to indemnify and hold harmless Proinvest and all of its officers, directors, shareholders, members, managers, partners, agents and employees (collectively, “Proinvest Indemnitees “) against any and all actual or alleged claims, losses, penalties, fines, forfeitures, judgments, reasonable attorneys’ fees and related litigation costs, fees and expenses and amounts paid in settlement actually and reasonably incurred in connection with third party claims against any Proinvest Indemnitee (collectively, “Losses”);
               (i) which result from any act or omission by or on behalf of Proinvest in connection with Proinvest’s actions under this Agreement;
                    (A) unless such act or omission constitutes gross negligence, bad faith or willful misconduct, in which event the Proinvest Indemnitees will not be indemnified under this Agreement; or
                    (B) unless such act or omission is a breach of any of Proinvest’s covenants or representation in this Agreement, in which event the Proinvest Indemnitees will not be indemnified under this Agreement; or
                    (C) unless such Losses are covered by insurance, in which event the Proinvest Indemnitees will be indemnified only to the extent of any deductible and any uninsured Losses, and provided that the indemnity under this subparagraph (i) of Section 10.1.2 shall be void if Proinvest fails to carry and/or maintain the insurance as required under this Agreement (unless such failure is due to Owner’s failure to provide Proinvest with funds to pay the premium for the insurance after Proinvest has requested such funds from Owner in writing); or
               (ii) which result from any act or omission constituting gross negligence, bad faith or willful misconduct by an officer, director, member, manager, shareholder, partner, agent or employee of the Owner in connection with this Agreement, unless Owner was acting on the recommendation of Proinvest which was specifically given in writing and in giving such recommendation Proinvest was acting with gross negligence, bad faith or willful misconduct, or unless such Losses are covered by insurance, in which event the Proinvest Indemnitees will be indemnified only to the extent of any deductible and any uninsured Losses, and provided that the indemnity under this subparagraph (ii) of Section 10.1.2 shall be void if Proinvest fails to carry and/or maintain the insurance as required under this Agreement (unless such failure is due to Owner’s failure to provide Proinvest with funds to pay the premium for the insurance after Proinvest has requested such funds from Owner in writing); or
               (iii) which arise under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C.A. §§ 9601 et seq. in connection with any Asset;

                    (A) unless such liability arises from an act or omission of Proinvest or those acting on its behalf which constitutes gross negligence, bad faith or willful misconduct, in which event the Proinvest Indemnitees will not be indemnified under this Agreement; or
                    (B) unless such Losses arise from Proinvest Indemnitees’ ownership or operation of the Assets or acts and omissions by or on behalf of Proinvest in each case prior to the date of this Agreement, in which event the Proinvest Indemnitees will not be indemnified under this Agreement; or
                    (C) unless such losses are covered by insurance, in which event the Proinvest Indemnitees will be indemnified only to the extent of any deductible and any uninsured Losses;
provided that the indemnity under this subparagraph (iii) of Section 10.1.2 shall be void if Proinvest fails to carry and/or maintain the insurance as required under this Agreement (unless such failure is due to Owner’s failure to provide Proinvest with funds to pay the premium for the insurance after Proinvest has requested such funds from Owner in writing); or
               (iv) which arise solely from the fact of Proinvest’s status as a party to this Agreement, and not from any act or omission of Proinvest or those acting on its behalf, unless such losses are covered by insurance, in which event the Proinvest Indemnitees will be indemnified only to the extent of any deductible and any uninsured Losses, provided that the indemnity under this subparagraph (iv) of Section 10.1.2 shall be void if Proinvest fails to carry and/or maintain the insurance as required under this Agreement (unless such failure is due to owner’s failure to provide Proinvest with funds to pay the premium for the insurance after Proinvest has requested such funds from Owner in writing).
     10.2. Indemnity Procedures. If any claim shall be asserted, or any action, suit or other proceeding shall be instituted, by a third party against (i) any Owner Indemnitee or (ii) any Proinvest Indemnitee (each an “Indemnified Party”) with respect to any occurrence as to which the other party (an “Indemnifying Party”) shall have any indemnity obligation under this Agreement, such Indemnified Party shall promptly notify Indemnifying Party of the assertion of such claim, action, suit or proceeding and shall tender the defense and, subject to the next succeeding paragraph, settlement or compromise of any such claim, action, suit or proceeding to Indemnifying Party for conduct thereof by Indemnifying Party. Indemnifying Party shall timely commence and diligently continue such defense, settlement or compromise at Indemnifying Party’s sole expense. Indemnifying Party shall have the right to select counsel, subject to Indemnified Party’s prior written approval, which approval shall not be unreasonably withheld or delayed, for such defense. Should any such claim, action, suit or proceeding result in a final and unappealable judgment, Indemnifying Party shall promptly pay the same. Indemnified Party agrees to cooperate with Indemnifying Party to the extent Indemnifying Party may reasonably request such cooperation but at the sole expense of Indemnifying Party. Indemnifying Party shall succeed to and have the benefit of all the defenses, claims and other rights of each Indemnified Party relating to or affecting any obligation or liability of Indemnifying Party under this indemnity, and each Indemnified Party agrees to fully disclose any and all such defenses, claims and other rights to Indemnifying Party and upon request to promptly execute any documents and take any other action (at the sole expense of the Indemnifying Party) necessary or desirable to further assure Indemnifying Party the right to the benefit of such defenses, claims or other rights. Indemnified Party shall have the right (but shall not have the obligation) upon notice to Indemnifying Party, at any time and at its own cost and expense, to participate in the defense of any such claim, action, suit or proceeding, to be represented by counsel of its choice (provided, however, that the Indemnifying Party shall not be liable under this subparagraph for the fees and expenses of more than one set of counsel for all Indemnified Parties unless a conflict of interest exists between or among Indemnified Parties) and to assert in any such action, suit or proceeding any counterclaims or cross claims Indemnified Party may have. In the event Indemnifying Party fails to timely commence the defense, settlement or compromise thereof, Indemnified Party shall have the right (but shall not have the obligation) upon notice to Indemnifying Party and failure of Indemnifying Party to act, to defend, settle, compromise or take such other action as Indemnified Party shall deem necessary in connection with any such claim, action, suit or proceeding and, in the event it is determined that Indemnified Party was entitled to be indemnified under this Article X by Indemnifying Party, shall have the right to be indemnified by Indemnifying Party for the entire cost of defense, including attorneys’ fees and disbursements and experts’ fees and expenses (including those incurred in connection with appellate proceedings). Notwithstanding the foregoing, if any party making such claim, or any party to any such action, suit or proceeding, shall take any action to create or impose any lien or encumbrance on any of the assets of Indemnified Party in respect of such claim, action, suit or proceeding or if any judgment shall be entered which would result in Indemnified Party being obligated to pay the same, Indemnifying Party shall provide such bond, deposit or take such other action as shall be required to prevent the creation or imposition of any such lien, and to stay the execution of such judgment pending any appeal or other proceeding prior to final entry thereof. Indemnifying Party shall have the right to settle or compromise any such claim, action, suit or proceeding without the prior written consent of Indemnified Party provided that, at the time of such settlement or compromise, Indemnifying Party shall satisfy and discharge any and all liability of Indemnified Party resulting therefrom or shall post security reasonably satisfactory to the Indemnified Party to assure the ultimate satisfaction and discharge of such liability and provided that such settlement or compromise shall not require an admission of liability or wrongdoing by Indemnified Party. Except as provided in the preceding sentence, Indemnifying Party shall not settle or compromise any such claim, action, suit or proceeding without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed. The failure or delay of

Indemnified Party to promptly notify Indemnifying Party of the institution of any claim, action, suit or other proceeding shall not release or otherwise limit the indemnification obligation of Indemnifying Party except to the extent that Indemnifying Party shall be prejudiced by the failure or delay of Indemnified Party to give Indemnifying Party notice of such action, suit or proceeding.
     10.3. Recovery of Litigation Costs. In the event any dispute between the parties to this Agreement shall result in litigation, arbitration or other proceeding, the court shall have the discretion to award to the prevailing party all reasonable costs and expenses, including without limitation reasonable attorneys’ fees and disbursements, incurred by the prevailing party in connection with such litigation or other proceeding and any appeal thereof. Such costs, expenses, fees and disbursements shall be included in and made a part of the judgment recovered by the prevailing party, if any.
ARTICLE XI
INSURANCE
     11.1. Fidelity Bond and Errors and Omissions Coverage.
          11.1.1 Fidelity Bond. Proinvest shall obtain and maintain at all times during the term of this Agreement a blanket fidelity bond with a responsible company with broad coverage of all officers, employees or other persons acting in any capacity with respect to the Assets or handling funds, money, documents and papers relating to the Assets, in such amount as Proinvest may reasonably determine to be appropriate. Any such fidelity bond shall insure and protect the Owner, at a minimum, against losses, including, without limitation, those arising from theft, embezzlement and fraud. As soon as practicable after the date of this Agreement, Proinvest shall cause to be delivered to the Owner a statement from the surety that such fidelity bond shall in no event be terminated or materially modified without 30 days’ prior written notice to the Owner. The Owner shall be notified of all draws or claims against the fidelity bond related to this Agreement.
          11.1.2. Errors and Omissions. Proinvest shall obtain and maintain at all times during the term of this Agreement an errors and omissions insurance policy with a responsible company with broad coverage of all officers, employees or other persons acting in any capacity with respect to the Assets or handling funds, money, documents and papers relating to the Assets. Any such errors and omissions policy shall insure and protect the Owner, at a minimum, against losses, including, without limitation, those arising from errors and omissions and negligent acts of such persons or misplacement of funds, money, or documents. The protection against errors and omissions shall be in the amount of at least $3,000,000. An soon as practicable after the date of this Agreement, Proinvest shall cause to be delivered to the Owner a statement from the insurance company that such policy shall in no event be terminated or materially modified without 30 days’ prior written notice to the Owner. The Owner shall be notified of all draws or claims against the insurance policy related to this Agreement.
     11.2. Liability Insurance. Proinvest shall obtain and maintain at all times during the term of this Agreement comprehensive general liability, automobile liability, workers’ compensation and ether insurance to protect the interest of Proinvest in connection with the performance of this Agreement. The Owner shall be designated as an additional insured under such insurance policies. As soon as practicable after the date of this Agreement, Proinvest shall cause to be delivered to the Owner a statement from the insurance company that such policy shall in no event be terminated or materially modified without 30 days’ prior written notice to the Owner. The Owner shall be notified of all draws or claims against the insurance policy related to this Agreement.
     11.3 Notice of Cancellation. Proinvest agrees to notify Owner, or to cause Owner to be notified, in writing immediately, and in any event within five (5) days, of the notice of cancellation or termination of any such coverage. Proinvest further agrees to notify the Owner in writing within five (5) days of filing a claim related to this Agreement under such coverage.
     11.4. Evidence of Insurance. On the effective date of this Agreement and annually thereafter, Proinvest shall provide to the Owner for approval copies of policies, certificates of insurance or other proof evidencing its insurance coverage as required under this Article XI.
ARTICLE XII.
TERMINATION OF AGREEMENT; PROCEDURES UPON
TERMINATION OR EXPIRATION OF AGREEMENT
     12.1. Termination. This Agreement may be terminated at any time upon the mutual written agreement of Owner and Proinvest. Each party may terminate this Agreement by written notice to the other party at any time following the occurrence of an Event of Default and the failure to cure such Event of Default within the grace periods provided pursuant to Section 12.2. As used herein, the term “Event of Default” shall mean the occurrence of one or more of the followings
          (a) the failure by any party to pay or transfer monies when and as payment shall be required pursuant to the terms of this Agreements

          (b) the failure by any party to perform any of its non-monetary obligations in accordance with the terms of this Agreement;
          (c) the filing of a petition in bankruptcy or for an arrangement or for reorganization pursuant to the Federal Bankruptcy Act or any similar law, Federal or state by any party, or the adjudication by decree of a court of competent jurisdiction that any party is a bankrupt, or is declared insolvent, or if any party shall make an assignment for the benefit of creditors, or shall admit in writing its inability to pay its debts generally as they become due, or shall consent to the appointment of a receiver or receivers of all or any part of its property; or
          (d) the filing of a petition in bankruptcy against any party or for reorganization of a party to this Agreement pursuant to the Federal Bankruptcy Act or any similar law, federal or state, if such petition shall not be discharged or dismissed within sixty (60) days after the date on which such petition was filed; or
          (e) the termination or dissolution of either party.
     12.2 Notice of Default and Right to Cure. Upon the occurrence of an Event of Default, the non-defaulting party shall provide the other party (the “Defaulting Party”) written notice setting forth the nature of such Event of Default, and the Defaulting Party shall have thirty (30) days to cure any Event of Default other than the failure of Proinvest to maintain insurance in accordance with this Agreement, and Proinvest shall have ten (10) days to cure any failure to maintain insurance in accordance with this Agreement, provided, however, that if the nature of the Event of Default (other than the failure of Proinvest to maintain insurance in accordance with this Agreement) is such that it cannot reasonably be cured within thirty (30) days, the Defaulting Party may cure such Event of Default by commencing in good faith to cure the default promptly after its receipt of such written notice and prosecuting the cure of such default to completion with diligence and continuity within a reasonable time thereafter, but in any event within ninety (90) days thereafter.
     12.3. Failure to Cure. If the Defaulting Party fails to cure the Event of Default within the foregoing time periods, the other party may terminate this Agreement by written notice, which termination shall be effective upon receipt of the notice or upon the date specified in the notice.
     12.4 Termination by Proinvest. Proinvest may resign as Manager only after two years following the effective date of the Registration Statement filed on behalf of the Owner with the Securities and Exchange Commission; and only if it has identified a successor person to serve as Manager, and such successor has been approved as successor Manager by a majority vote of the Board after being given ninety (90) days notice. Any such resignation by Proinvest shall automatically terminate this Agreement, effective as of the date of such resignation, unless otherwise agreed in writing between Owner and Proinvest. Proinvest may not otherwise resign, withdraw from or terminate its service as Manager of the Owner.
     12.5 Payment to Withdrawn or Removed Manager. Upon the resignation, withdrawal or removal of Proinvest as Manager or termination of this Agreement, the Owner shall be required to pay Proinvest any amounts then accrued and owing to Proinvest under this Agreement. The method of payment to Proinvest must be fair and must protect the solvency and liquidity of the Owner. In addition, the Owner shall have the right, but not the obligation, to terminate Proinvest’s interest in Owner’s income, losses, distributions and capital upon payment to Proinvest of an amount equal to the value of its interest in Owner’s income, losses, distributions and capital on the date of such resignation, withdrawal, removal or termination of this Agreement. Such interest shall be computed taking into account Proinvest’s economic interest in the Owner under the LLC Agreement. In the event Proinvest (or its representative) and the Owner cannot mutually agree upon such value within ninety (90) days following such resignation, withdrawal, removal or termination, such value shall be determined by arbitration before a panel of three appraisers, one of whom shall be selected by Proinvest (or its representative) and one by the Owner, and the third of whom shall be selected by the two appraisers so selected by the parties. Such arbitration shall take place in Dallas, Texas and shall be in accordance with the rules and regulations of the American Arbitration Association then in force and effect. The expense of arbitration shall be borne equally by Proinvest and the Owner. Payment to Proinvest of the value of its interest in Owner’s income, losses, distributions and capital shall be made, if the termination was voluntary, by the delivery of an unsecured promissory note, bearing no interest and having principal payable, if at all, from distributions which Proinvest would have otherwise received under this Agreement. Payment to Proinvest of the value of its interest in Owner’s income, losses, distributions and capital shall be made, if the termination was involuntary, at the option of Proinvest, by the delivery of a promissory note, secured by a letter of credit issued by Texas Capital Bank, N.A. or other bank acceptable to Proinvest, coming due in five years from the date of termination, and bearing interest at the rate of interest most recently announced by Texas Capital Bank. N.A. as its “prime rate” as of the date of the termination plus one percent (1%) per annum, with principal and interest payable annually in equal installments.
     12.6. Termination of Executory Contracts. Upon the removal or occurrence of an Event of Dissociation of Proinvest, this Agreement and all other executory contracts between the Owner and Proinvest or any affiliate thereof (unless such affiliate is also an affiliate of any remaining or new Manager) may be terminated and canceled by the Owner without prior notice or penalty, excluding any executory contract or agreement regarding the compensation, rights to indemnification or similar rights of Proinvest. Proinvest or any affiliate thereof (unless such affiliate is also an affiliate of a remaining or new Manager or Manager) may also terminate and cancel any such executory contract effective upon sixty (60) days prior written notice of such termination and cancellation to the remaining or new Manager or Managers, if any, or to the Owner. Upon the termination of this Agreement, Owner’s appointment of Proinvest as Manager shall terminate, but the termination of this Agreement for any reason shall not affect any right, obligation or liability that has accrued under this Agreement, including specifically, but without limitation Proinvest’s rights to fees and other compensation payable under this Agreement and the LLC Agreement, except as provided herein and in the LLC Agreement.
     12.7. Procedures upon Expiration or Termination. Upon the expiration or termination of this Agreement, Proinvest, as directed by Owner, either will immediately deliver all documents, files, books, paper and accounts relating to the Assets (the “Records”) that are in Proinvest’s possession or control to the control of Owner or will hold the Records for up to a twelve (12) month period until Owner directs Proinvest to deliver the records. Proinvest may make and maintain copies of the Records for its files.
     12.8. Duty of Cooperation. Upon the expiration or termination of this Agreement, the parties will cooperate with each other to effect an efficient and smooth transition of responsibility with respect to the Assets.
     12.9. Default Interest. If Owner shall fail to pay any Proinvest Fee within ten (10) days following the receipt by Owner of notice of such failure, Owner shall pay interest to Proinvest on the delinquent amount from the tenth day following the due date at an annual rate equal to five (5) percentage points in excess of the prime rate of Texas Capital Bank, N.A. or such other bank as shall hold the Operating Account, but in no event in excess of the highest rate of interest permitted by applicable law.
     12.10. Late Payments. If the late payment by Proinvest of any expense payable by it on Owner’s behalf shall result in Owner incurring late charges or default interest, Proinvest shall itself pay if possible, or shall reimburse Owner promptly for the payment of, such charges and interest unless such late payment is due to Owner’s failure to provide funds to Proinvest to timely make such payments after being requested in writing by Proinvest to provide the funds required.
ARTICLE XIII.
MISCELLANEOUS PROVISIONS
     13.1. No Partnership Intended. Nothing in this Agreement shall be deemed or construed to create a co-partnership or joint venture between the parties hereto and Proinvest shall be an independent contractor.

     13.2. Entire Agreement. This Agreement and the LLC Agreement together embody the entire Agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings other than those expressly set forth or referred to herein or in the LLC Agreement. This Agreement and the LLC Agreement together supersede any and all prior agreements and understandings between the parties with respect to such subject matter. In the event of conflict between the terms of this Agreement and the LLC Agreement, the terms of the LLC Agreement shall control.
     13.3. Amendment. This Agreement may only be amended in writing signed by both of the parties.
     13.4. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
     13.5. Benefit and Burden. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns; provided, however, that neither party may assign this Agreement without the prior consent of the other party hereto except to an Affiliate of the assigning party (which Affiliate shall expressly assume the obligations of the assigning party), nor shall any controlling interest in either party hereto or any interests aggregating during the term hereof into a controlling interest of either party hereto be sold, transferred or assigned. Nothing herein shall limit the right of either party to transfer interests which both alone and in the aggregate do not constitute a controlling interest. Notwithstanding any provision to the contrary, Owner shall have the right to assign this Agreement to a lender to secure Owner’s obligation to repay a loan from such lender to Owner, provided that any such assignment shall provide that Proinvest shall not be required to perform any of its obligations hereunder unless all of the obligations of the Owner have been and are being fully performed in all material respects. Upon request, Proinvest shall provide to such lender such assurances regarding this Agreement and the Assets as the lender shall reasonably request and shall agree to such reasonable modifications to this Agreement as shall be requested by any such lender, provided that such modifications do not affect the rights or obligations of Proinvest under this Agreement in any material adverse respect and do not modify in any respect adverse to Proinvest the provisions of this Agreement relating to the fees or reimbursements payable to Proinvest.
     13.6. Notice. Any notice or other communication required or permitted to be given hereunder shall be in writing, and shall be delivered personally, by telecopy (with a hard copy and a transmission confirmation sent by a recognized overnight national carrier service (such as Federal Express) for next business day delivery) or by recognized overnight national courier service (such as Federal Express) for next business day delivery or shall be sent by certified or registered mail, return receipt requested, first-class postage prepaid to the parties at the addresses set forth below (or to such other addresses as the parties may specify by due notice to the other):

If to Owner:	Proinvest Realty Fund, LLC
8333 Douglas Avenue, Suite 1450
Dallas, Texas 75225
Attn: G. N. Olson, Chairman of the Board of Directors and
Chief Executive Officer
Tel.: 214. 363.7130
Fax.: 214.363.9168

If to Proinvest:	Proinvest Realty Advisors, LLC
8333 Douglas Avenue, Suite 1450
Dallas, Texas 75225
Attn: T E Millard, Executive Vice President and
Chief Operating Officer
Tel.: 214. 363.7130
Fax.: 214.363.9168
     Any notice delivered to a party’s designated address by (a) personal delivery, (b) recognized overnight national courier service, or (c) registered or certified mail, return receipt requested, shall be deemed to have been received by such party at the time the notice is delivered to such party’s designated address. Confirmation by the courier delivering any notice given pursuant to this Section shall be conclusive evidence of receipt of such notice. Each party hereby agrees that it will not refuse or reject delivery of any notice given hereunder, that it will acknowledge, in writing, receipt of the same upon request by any other party and that any notice rejected or refused by it shall be deemed for all purposes of this Agreement to have been received by the rejecting party on the date so refused or rejected, as conclusively established by the records of the U.S. Postal Service or the courier service. Any notice required to be given within a stated period of time which is sent by certified or registered mail shall be considered timely if postmarked before midnight of the last day of such period.
     13.7. Separability. The invalidity or unenforceability of any provision of this Agreement shall not impair the validity or enforceability of any other provision.
     13.8. Governing Law. This Agreement shall be governed by the laws of the State of Texas.
     13.9. Headings. The headings in this Agreement are intended solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.
     13.10. No Waiver. No waiver shall be effective against either party unless it is in writing, signed by that party. No waiver by either party of any breach of any term or covenant contained in this Agreement shall operate as a waiver of such term or covenant itself, or of any subsequent breach thereof.
     13.11. Affiliate. For purpose of this Agreement, the term “Affiliate” means any corporation, partnership, joint venture, trust or other entity (collectively, a “Person”) or group of persons acting in concert in respect of the Person in question that, directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with such Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person or group of Persons, shall mean possession, directly or indirectly, through one or more intermediaries, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.
     13.12. Authorization. Proinvest hereby represents and warrants to Owner that Proinvest has full power and authority to execute, deliver and perform its obligations under this Agreement and that this Agreement has been duly executed and delivered by Proinvest. Owner hereby represents and warrants to Proinvest that Owner has full power and authority to execute, deliver and perform its obligations under this Agreement and that this Agreement has been duly executed and delivered by Owner.
     13.13. Limitation of Recourse. There shall be no liability under this Agreement of, nor any recourse under this Agreement to, any officer, director, shareholder, member, manager, affiliate, employee or agent of either party to this Agreement.
     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.
[The signatures appear on the next page.]

PROINVEST REALTY FUND, LLC A Delaware Limited Liability Company
By:	PROINVEST REALTY ADVISORS, LLC
a Texas Limited Liability Company

By:	/s/ G. N. Olson
G. N. Olson, Chairman of the Board of Managing
Directors and Chief Executive Officer

PROINVEST REALTY ADVISORS, LLC A Texas Limited Liability Company
By:	/s/ T E Millard
T E Millard, Executive Vice President and
Chief Operating Officer